Exhibit 5.1

LAURA ANTHONY, ESQ.

CRAIG D. LINDER, ESQ.*

JOHN CACOMANOLIS, ESQ.**

Associates and OF COUNSEL:

JOSEPHINE CARINO, ESQ.***

CHAD FRIEND, ESQ., LLM

MICHAEL R. GEROE, ESQ., CIPP/US****

JESSICA HAGGARD, ESQ. *****

CHRISTOPHER T. HINES, ESQ. ******

PETER P. LINDLEY, ESQ., CPA, MBA

JOHN LOWY, ESQ.*******

STUART REED, ESQ.

LAZARUS ROTHSTEIN, ESQ.

SVETLANA ROVENSKAYA, ESQ.********

HARRIS TULCHIN, ESQ. *********

WWW.ALCLAW.COM WWW.SECURITIESLAWBLOG.COM DIRECT E-MAIL: LANTHONY@ALCLAW.COM

*licensed in CA, FL and NY

**licensed in FL and NY

*** licensed in CA

****licensed in CA, DC, MO and NY

*****licensed in Missouri

****** licensed in CA and DC

*******licensed in NY and NJ

********licensed in NY and NJ

*********licensed in CA and HI (inactive in HI)

June 13, 2025

HYCROFT MINING HOLDING CORPORATION

PO Box 3030

Winnemucca, Nevada 89446

Ladies and Gentlemen:

We have acted as counsel to Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (File No. 333-279292) (as amended or supplemented, the “Registration Statement”) which was filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2024, and declared effective by the SEC on May 31, 2024, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Company of up to $350,000,000.00 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated May 9, 2024, and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 12, 2025, by the Company with the SEC pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 12,500,000 units (the “Firm Units”), each Firm Unit consisting of one share (such shares, the “Firm Shares”) of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”) and one-half of one Common Stock purchase warrant (each, a “Firm Warrant”), and up to an additional 1,875,000 units (the “Option Units”), each Option Unit consisting of one share of Common Stock (such shares, the “Option Shares”) and one-half of one Common Stock purchase warrant (each, an “Option Warrant”), pursuant to the underwriting agreement dated June 12, 2025 (the “Underwriting Agreement”), by and among the Company and BMO Capital Markets and Paradigm Capital Inc. which are acting as joint book-running managers for the offering (the “Underwriters”). The shares of Common Stock underlying the Firm Warrants and Option Warrants forming part of the Firm Units and Option Units, respectively, are referred to herein as the “Warrant Shares.” The Firm Warrants and the Option Warrants are collectively referred to herein as the “Warrants”. The Firm Units, Firm Shares, Firm Warrants, Option Units, Option Shares, Option Warrants and Warrant Shares are collectively referred to herein as the “Securities.”

1700 PALM BEACH LAKES BLVD., SUITE 820 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936

In connection with our opinion expressed below, we have reviewed the Underwriting Agreement, the form of Warrants, the form of Warrant Agency Agreement, copy of the Second Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware, a copy of the Amended and Restated Bylaws of the Company, the Registration Statement, and the prospectus, as supplemented by the Prospectus Supplement, with respect to the offer and sale of the Securities. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated June 12, 2025.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, the federal laws of the United States of America, and, with respect to our opinion relating to the enforceability of the Warrants, the laws of the State of New York.

With respect to the Warrants, we have assumed that, as of each and every time any of the Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Amended and Restated Certificate of Incorporation to permit full exercise of each of the Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.	The shares of Common Stock in the Firm Units and the Option Units have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

1700 PALM BEACH LAKES BLVD., SUITE 820 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936

2.	The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus Supplement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

1700 PALM BEACH LAKES BLVD., SUITE 820 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936